Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Diane L. Merdian
Redwood Trust, Inc.		(415) 389-7373
January 31, 2011
Mike McMahon
(415) 384-3805

REDWOOD TRUST, INC. ANNOUNCES DIVIDEND DISTRIBUTION TAX INFORMATION FOR 2010

MILL VALLEY, Calif. – January 31, 2011 – Redwood Trust, Inc. (NYSE:RWT) today announced tax information regarding its dividend distributions for 2010.

Shareholders should check the tax statements they receive from brokerage firms to make sure the Redwood dividend distribution information reported in those statements conforms to the information reported here.  Set forth in this press release are Redwood’s expectations with respect to federal income tax.  Shareholders should consult their tax advisors to determine the amount of taxes that should be paid on Redwood’s dividend distributions for federal, state, and other income tax purposes.

Under the federal income tax rules applicable to real estate investment trusts (REITs) such as Redwood, the $0.25 per share fourth quarter 2009 regular common stock dividend distribution that had a record date of December 31, 2009 and a payment date of January 21, 2010 was reportable on shareholders’ 2009 income tax returns.

All of the other common stock dividend distributions paid during 2010 are reportable on shareholders’ 2010 federal income tax returns, including three $0.25 per share quarterly regular dividend distributions.  In addition, the $0.25 per share fourth quarter 2010 common stock regular dividend distribution with a record date of December 31, 2010 that was paid on January 21, 2011 is also reportable on shareholders’ 2010 federal income tax returns.

Thus, for 2010, Redwood shareholders that held stock for this entire period should report a total of $1.00 per share of common stock dividend distributions for federal income tax purposes.

Under the federal income tax rules applicable to REITs, Redwood’s 2010 dividend distributions are expected to be characterized for income tax purposes as 62% ordinary income and 38% return of capital.  None of Redwood’s 2010 dividend distributions is expected to be characterized for federal income tax purposes as long-term capital gain dividends.

As a REIT, the portion of Redwood’s dividend distributions that is characterized as ordinary income under the applicable federal income tax rules is generally taxed at full ordinary income tax rates.  The portion of Redwood’s dividend distributions characterized as a return of capital under the applicable federal income tax rules is not generally taxable (provided it does not exceed a shareholder’s tax basis in their Redwood shares), and it reduces a shareholder’s basis for shares held at each quarterly distribution date (but not to below zero).

The table below provides more detailed information on the expected federal income tax characterization for each of Redwood’s common stock dividend distributions that were paid for 2010.

Common Stock (CUSIP 758075 40 2)
Dividend Distribution Type	Declaration Dates	Record Dates	Payable Dates	Total Distribution Per Share	Ordinary Income	Return of Capital	Long-Term Capital Gains	# of Shares	Total $ Paid
Regular	3/17/2010	3/31/2010	4/21/2010	$0.2500	$0.1553	$0.0947	$0.0000	77,750,697	$19,437,674
Regular	5/18/2010	6/30/2010	7/21/2010	$0.2500	$0.1553	$0.0947	$0.0000	77,908,439	$19,477,110
Regular	9/9/2010	9/30/2010	10/21/2010	$0.2500	$0.1554	$0.0946	$0.0000	77,984,222	$19,496,056
Regular	11/15/2010	12/31/2010	1/21/2011	$0.2500	$0.1554	$0.0946	$0.0000	78,124,668	$19,531,167
			Total	$1.0000	$0.6214	$0.3786	$0.0000		$77,942,007

For shareholders that are corporations, Redwood’s dividend distributions are not generally eligible for the corporate dividends-received deduction.

No portion of Redwood’s 2010 dividend distributions is expected to consist of unrelated business taxable income (UBTI), which is subject to specialized tax reporting and other rules applicable for certain tax exempt investors.

In both 2009 and 2010, Redwood distributed dividends in excess of the minimum requirement under the federal income tax rules applicable to REITs.  For the 2009 taxable year, Redwood did not report REIT taxable income or have current or accumulated earnings and profits, and all of its dividend distributions for 2009 were characterized for federal income tax purposes as a return of capital to shareholders.  As used in this press release, “REIT taxable income (loss)” is that portion of total taxable income that is earned at Redwood Trust, Inc. and its qualifying REIT subsidiaries.

Redwood’s 2010 federal income tax return is expected to be filed with the Internal Revenue Service in September 2011.  For the 2010 taxable year, after the application of loss carry-forwards, Redwood again does not expect to report REIT taxable income on its federal income tax return.  However, Redwood and its qualified REIT subsidiaries expect to report approximately $48.5 million in combined net capital gains plus ordinary income (excluding the effect of loss carry-forwards) for the 2010 taxable year.  Of the $48.5 million, $44.5 million is attributable to capital gains recognized for income tax purposes primarily in the first and second quarter of 2010.  Under the federal income tax rules applicable to REITs, these combined net capital gains plus ordinary income (excluding the effect of loss carry-forwards) are expected to cause approximately $48.5 million of Redwood’s 2010 dividend distributions to be characterized for federal income tax purposes as ordinary income to shareholders for 2010.  None of the 2010 dividend distributions is expected to be characterized as capital gains because, under the federal income tax rules applicable to REITs, in determining the characterization of dividend distributions, capital loss carry-forwards offset 2010 capital gains.

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.

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Cautionary Statement:  This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, (i) that the expectations described herein change when Redwood’s 2010 federal income tax return in completed and filed in 2011 and (ii) the other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2009, under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission (SEC), including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: (i) the expected characterization for federal income tax purposes of Redwood’s 2010 dividend distributions, (ii) the expectation that Redwood will report a taxable loss for 2010, and (iii) the expectation that Redwood will report approximately $48.5 million in combined net capital gains plus ordinary income (excluding the effect of loss carry-forwards) for the 2010 taxable year and the expectation that $44.5 million of that amount will attributable to capital gains recognized for income tax purposes primarily in the first and second quarter of 2010.